ARTICLES OF AMENDMENT
                            TO THE
                  ARTICLES OF INCORPORATION
                              OF
                CELEBRITY VIDEOS INCORPORATED

     Celebrity Videos, Inc., by and through the undersigned, constituting the president and secretary, of said corporation, hereby amends the Articles of Incorporation of said corporation as follows:

     1. The name of the Corporation is Celebrity Videos Incorporated.

     2. Article I of the R=vised Articles of Incorporation is amended to read as follows:

                       ARTICLE I. NAME.

     The name of the Corporation is Vegas Gaming Services, Inc.

     3. The foregoing amendment was adopted by consent of the shareholders at a meeting held on June 8, 1990.

     4. The number of shares outstanding and entitled to vote upon such amendment was 14,210,000.

     5. The number of shares voted for the amendment was 10,223,923; against was -0-; and abstained was -0-.

     6. The foregoing amendment does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

     7. The foregoing amendment does not effect a change in the amount of stated capital of the Corporation.

     Dated: June 18, 1990

 Attest:                         CELEBRITY VIDEOS INCORPORATED

 By/S/Dr. Ed Smith, Secretary   By/s/Victor S. Gill, President

State of Nevada   )
                  ) ss.
County of Clark   )

     On this 2nd day of July 1990, before me, the undersigned, a Notary Public, duly commissioned and sworn, personally appeared Victor S. Gill, known to me to be the president of Celebrity Videos, Inc., who executed the within instrument and known to me to be the person who affixed his name thereto as such president and who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.

My Commission Expires:
October 28, 1991
                                      /s/Mildred W. Farris
                                Notary Public
                                Residing in Las Vegas, NV
 State of California     )
                         ) ss.
 County of San Bernardino)

     On this 10th day July, 1990, before me, the undersigned, Notary Public, duly commissioned and sworn, personally appeared Dr. Ed Smith, known to me to be the secretary of Celebrity Videos, Inc., who executed the within instrument and known to me to be the person who affixed his name thereto as such secretary and who acknowledged to me that he executed the same freely and voluntarily and for the uses and purposes therein mentioned.
 My Commission Expires:
 June 20, 1994

                              /s/Jerry Stone
                              Notary Public
                                    Residing in: Lake Arrowhead, CA